Exhibit A

                         AMENDMENT TO AND RESTATEMENT OF THE

                              ARTICLES OF INCORPORATION

                                          OF

                        MOBILE ENERGY SERVICES HOLDINGS, INC.

               Pursuant to, and with the effect provided in, Sections 10-2B-10.01 to 10-2B-10.07 of the Code of Alabama, 1975, as amended (the "Code"), the undersigned corporation adopts the following Amendment to and Restatement of the Articles of Incorporation:

               FIRST:    The name  of  the  corporation  is  Mobile  Energy
          Services Holdings, Inc. (the "Corporation").

               SECOND: The following amendment to the Corporation's Articles of Incorporation was adopted in the manner provided by the Code by the Corporation's sole shareholder, as of January ___, 1996:


                                         "IV.

               The Corporation shall be authorized to issue Two Thousand (2,000) shares of capital stock of which One Thousand (1,000) shall be shares of One Dollar ($1.00) par value common stock (the "Common Stock") and One Thousand (1,000) shall be shares of no par value preferred stock (the "Preferred Stock"). The shares of Common Stock shall have unlimited voting rights. The shares of Preferred Stock shall not be entitled to vote on any matter except for: (i) such matters as require a vote of preferred stockholders under Alabama law, and (ii) any subsequent amendment to the Articles of Incorporation that would affect the priorities of the holders of such shares to dividends and to distributions upon liquidation of the Corporation. The Board of Directors is hereby authorized to determine the designation and the dividend, liquidation and other rights, preferences and limitations of such shares of Preferred Stock."

               THIRD: The Corporation had 1,000 shares of $1.00 par value Common Stock issued and outstanding at the time of the adoption of this amendment. Of the 1,000 shares of $1.00 par value Common Stock issued and outstanding, 1,000 shares voted to approve, and 0 shares voted against or abstained from voting on the foregoing amendment.


               FOURTH:   The Articles  of Incorporation of  the Corporation
          are hereby restated as follows:

                                          I.

               The name of the corporation is MOBILE ENERGY SERVICES HOLDINGS, INC. (the "Corporation").


                                         II.

               The Corporation shall have perpetual duration.


                                         III.

               The nature of the business of the Corporation and its objects, purposes and powers shall be limited to the following activities:

               (a) to acquire, finance, own, expand, improve and operate or contract for the operation of the energy and recovery complex and related facilities located at the pulp and tissue mill in Mobile, Alabama owned by Scott Paper Company, a Pennsylvania corporation ("Scott") (or any successor thereto), and the paper mill owned by S.D. Warren Company, a Pennsylvania corporation ("S.D. Warren") (or any successor thereto) (the "Energy Complex");

               (b) to serve as a member of and to own a majority of the outstanding membership interests of Mobile Energy Services Company, L.L.C., an Alabama limited liability company (the "Company"), and to act as the sole manager thereof, provided that the foregoing shall not be construed as restraining the Corporation from transferring interests in the Company (i) in an amount not to exceed one percent (1%) of the total interests in the Company to The Southern Company, a Delaware corporation ("Southern"), prior to the issuance of the "Offered Securities" (as hereinafter defined) by the Company; (ii) on commercially reasonable terms to third parties that are not "Southern Affiliated Entities" (as hereinafter defined), and permitting such third parties to participate in the management of the Company, even if the effect thereof would be to cause (A) the Corporation's ownership interests in the Company to be reduced below a majority of the ownership interests in the Company or (B) one or more such third parties to acquire or share managerial control of the Company; or (iii) to a Southern Affiliated Entity whose Articles of Incorporation (or other organizational documents) contain the same operative provisions as these Articles and which undertakes, for the benefit of the "Bondholders" (as herein defined), each of the covenants and restrictions of the Corporation set forth in the indenture among the Company, the Corporation, as guarantor, and First Union National Bank of Georgia ("First Union"), as trustee (the "Indenture") relating to up to $290,000,000 aggregate principal amount of first mortgage bonds (the "First Mortgage Bonds"), the Amended and Restated Lease and Agreement (the "Tax-Exempt Lease") among the Company, the Corporation, as guarantor, and the Industrial Development Board of the City of Mobile, Alabama (the "IDB") entered into in connection with the issuance by the IDB, for the benefit of the Company of $85,000,000 aggregate principal amount of tax-exempt bonds (the "Tax-Exempt Bonds") pursuant to the Amended and Restated Trust Indenture between the IDB and First Union (the "Tax-Exempt Indenture") in each case relating to compliance with and amendment of these Articles. For purposes of these Articles, the term "Southern Affiliated Entities" shall mean the Corporation, Southern, Southern Electric International, Inc., a Delaware corporation ("SEI"), the Company and any other corporation, partnership, limited liability company or other business entity with respect to which the Corporation, Southern, SEI, or the Company, through ownership of voting securities, by contract or otherwise, has the power to direct (or cause the direction of) the management and policies of such corporation, partnership, limited liability company or other business entity;

               (c) to enter into and perform any agreement providing for or relating to (i) the issuance by the Company of the First Mortgage Bonds, the issuance by the IDB of the Tax-Exempt Bonds, and the working capital facility to be provided to the Company by an unaffiliated third party (the "Working Capital Facility"), and in each case to receive and dispose of proceeds thereunder or in exchange therefor and to provide for any refinancing or refunding of the foregoing (the First Mortgage Bonds, the Tax-Exempt Bonds and the Working Capital Facility are sometimes collectively referred to as the "Offered Securities") and (ii) the issuance by the Company of other additional indebtedness as may be consistent with clause (g) of this Article III;

               (d) to take all actions necessary to offer the First Mortgage Bonds and the Tax-Exempt Bonds to the purchasers thereof (the "Bondholders");

               (e) to enter into and perform any agreement for or relating to the management and administration of the activities of the Corporation or the Company;

               (f) to enter into and perform any agreements to accomplish the purposes set forth in paragraphs (a), (b), (c), (d) or
               (e) above; and

               (g) to engage in any lawful act or activity, and to exercise any powers permitted to corporations organized under the laws of the State of Alabama, that are incidental to and necessary, suitable or convenient for the accomplishment of the purposes set forth in (a), (b), (c),
               (d), (e) or (f) above.


                                         IV.

               The Corporation shall be authorized to issue Two Thousand (2,000) shares of capital stock of which One Thousand (1,000) shall be shares of One Dollar ($1.00) par value common stock (the "Common Stock") and One Thousand (1,000) shall be shares of no par value preferred stock (the "Preferred Stock"). The shares of Common Stock shall have unlimited voting rights. The shares of Preferred Stock shall not be entitled to vote on any matter except for: (i) such matters as require a vote of preferred stockholders under Alabama law, and (ii) any subsequent amendment to the Articles of Incorporation that would affect the priorities of the holders of such shares to dividends and to distributions upon liquidation of the Corporation. The Board of Directors is hereby authorized to determine the designation and the dividend, liquidation and other rights, preferences and limitations of such shares of Preferred Stock.


                                          V.

               The Board of Directors of the Corporation shall have the power to adopt, amend and repeal the By-Laws of the Corporation.


                                         VI.

               To the fullest extent that the General Corporation Law of Alabama, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of duty of care or other duty as a director. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                         VII.

               The initial registered office of the Corporation in the State of Alabama shall be located at 60 Commerce Street, Montgomery, Montgomery Co., Alabama 36104. The initial registered agent of the Corporation at such address shall be The Corporation Company.


                                        VIII.

               The affairs of the Corporation shall be managed by a Board of Directors and as otherwise provided in the By-Laws of the Corporation. The initial Board of Directors of the Corporation shall consist of one (1)member, whose name and corresponding mailing address is:

                              Raymond D. Hill
                              c/o Southern Electric International, Inc.
                              900 Ashwood Parkway
                              Suite 500
                              Atlanta, Georgia 30338



                                         IX.

               The name and address of the Incorporator of the Corporation are Elizabeth B. Chandler, NationsBank Plaza, 600 Peachtree Street, N.E., Suite 5200, Atlanta, Georgia 30309-2216.


                                          X.

               The unanimous approval of the Board of Directors of the Corporation is required: (a) to file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings under
          Section 301  of the  Bankruptcy  Code, 11  U.S.C.  sect 301, or  any
          successor  thereto  (the  "Bankruptcy   Code"),  or  any  similar
          statute, seeking protection of the Corporation as a debtor in such proceedings; (b) to consent to the filing of a bankruptcy or insolvency petition or to the institution of an insolvency proceeding under Section 301 of the Bankruptcy Code, 11 U.S.C. sec 301, or any successor thereto, or any similar statute seeking protection of the Company as a debtor in such proceeding, or (c)
          to amend, repeal or supersede any provision of Articles III, X, XI, XII or XIII hereof unless, in connection with such amendment,
          repeal  or   supersession,  the   Corporation  receives   from  a
          nationally   recognized  law  firm  acceptable  to  those  rating
          agencies which at the time of such opinion are rating the First Mortgage Bonds or the Tax-Exempt Bonds a reasoned opinion to the effect that, if Southern or SEI were to become a debtor under the
          Bankruptcy  Code,   a   federal  bankruptcy   court,   exercising
          reasonable judgment after full consideration of all relevant circumstances, in a properly presented case, would not disregard the separate corporate existence of the Corporation or the Company so as to order substantive consolidation of the assets and liabilities of the Corporation or the Company with those of SEI or Southern.

               The Board of Directors of the Corporation shall consist of a number as determined by the By-Laws of the Corporation, provided that one duly qualified and elected director at all times shall constitute an "Independent Director" (as hereinafter defined). For purposes of the foregoing, the term "Independent Director" shall mean an individual who, at all times during such individual's service as a director of the Corporation, is not any of the following:

               (a) a person who received more than eight percent (8%) of his or her gross income (as defined for Federal income tax purposes) during either of the preceding two calendar years ended December 31 from wages, dividends, distributions or other payments received directly from the Southern Affiliated Entities;

               (b) a director, general partner, member, trustee, beneficiary or the holder of ten percent (10%) or more of the equity interests of any corporation, partnership, limited liability company, trust or other entity which received more than eight (8%) of its gross revenues during either of the preceding two calendar years ended December 31 from wages, dividends, distributions or other payments received from the Southern Affiliated Entities;

               (c) a person who possesses equity or other interests in the Southern Affiliated Entities, or debt of any of the Southern Affiliated Entities, which, in the aggregate, have a fair market value in excess of eight percent (8%) of the net worth of such person;

               (d) a person who, on such date or at any time during the two years preceding such date, was a director of any of the Southern Affiliated Entities (other than the Corporation) or was an officer or employee of any of the Southern Affiliated Entities (including the Corporation); or

               (e) a parent, child, sibling or spouse of any person described in clauses (a), (b), (c) or (d) above.


                                         XI.

               Neither the Corporation's funds nor any other assets thereof shall be commingled with those of any other person or entity, and the Corporation's funds shall be clearly traceable at all times and in all transactions. The Corporation's assets shall remain identifiably separate from those of all other entities such that there shall be no material difficulty in segregating and ascertaining the assets of the Corporation as distinct from those of the other Southern Affiliated Entities or any other person or entity. Notwithstanding the foregoing: (a) equity or other contributions from any shareholder of the Corporation may be received by the Corporation, deposited to the account of the
          Corporation  and  treated  as   funds  of  the  Corporation,  and
          (b) revenues of the Corporation or the Company may be collected by affiliates of the Corporation and such affiliates may pay liabilities of the Corporation or the Company, as applicable, therewith pursuant to the "Relevant Documents" (as hereinafter defined), so long as appropriate records are maintained by the

          Corporation to identify at all times funds belonging to the Corporation or the Company, respectively. For purposes of these Articles, the "Relevant Documents" shall mean: (1) the Registration Statement filed on Form S-1 under the Securities Act of 1933, as amended, and the Prospectus, each relating to the issuance of the First Mortgage Bonds, and the Limited Offering Memorandum issued in connection with the sale of the Tax-Exempt Bonds; (2) the Articles of Incorporation of SEI and Southern, the Articles of Organization of the Company, and these Articles; (3) the By-Laws of the Corporation, SEI and Southern; (4) the Indenture, the Tax-Exempt Indenture and the Tax-Exempt Lease Agreement; (5) the Working Capital Facility and the Corporation's guaranty in respect thereof; (6) those certain guaranties from Southern or appropriate letters of credit necessary to satisfy certain of the Company's reserve account funding requirements under the Indenture, the Tax-Exempt Indenture, and the "Intercreditor Agreement"(as hereinafter defined); (7) the
          Intercreditor Agreement entered into by and among the Corporation, the Company, First Union, as trustee with respect to the First Mortgage Bonds, First Union, as trustee with respect to the Tax-Exempt Bonds, the IDB, Banque Paribas, as Working Capital Facility provider, and Bankers Trust Company, as Collateral Agent (the "Intercreditor Agreement"); (8) the Asset Purchase Agreement dated as of December 12, 1994, between Scott Paper Company ("Scott") and the Corporation; (9) the Pulp Mill Environmental Indemnity Agreement, dated as December 12, 1994, between Scott and the Corporation (the "Pulp Mill Environmental Indemnity Agreement"), the Tissue Mill Environmental Indemnity Agreement, dated as December 12, 1994, between Scott and the Corporation (the "Tissue Mill Environmental Indemnity Agreement"), the Paper Mill Environmental Indemnity Agreement, dated as December 12, 1994, between S.D. Warren and the Corporation, and the Environmental Guaranty dated as of December 12, 1994, made by Southern (together with the Pulp Mill Environmental Indemnity Agreement and the Tissue Mill Environmental Indemnity Agreement, the "Environmental Indemnity Agreements") in connection with the Company's obligations under the Environmental Indemnity Agreements; (10) the Administrative Services Agreements (the "SCS Agreements"), pursuant to which Southern Company Services, Inc. ("SCS") will provide certain administrative services to the Corporation and the Company, the Operations and Maintenance Agreement, dated as of December 12, 1994 between the Corporation and SEI and the Administrative Services Agreement dated as of July 14, 1995 between SEI and the Corporation; (11) the agreement between the Corporation and Southern relating to the allocation of certain tax liabilities; (12) the Mill Owner Maintenance Reserve Account Agreement among the Company, Southern, Scott and S.D. Warren; and (13) the Employee Transition Agreement among Scott, the Corporation and SEI, in each case as in effect on the date of issuance and sale of the First Mortgage Bonds or as may be amended, replaced or otherwise modified from time to time, provided that in connection with any such amendment, replacement or modification, the Corporation receives from a nationally recognized law firm acceptable to those rating agencies which at the time of such opinion are rating the First Mortgage Bonds or the Tax-Exempt Bonds a reasoned opinion to the effect that, if Southern or SEI were to become a debtor under the Bankruptcy Code, a federal bankruptcy court, exercising reasonable judgment after full consideration of all relevant circumstances, in a properly presented case, would not disregard the separate corporate existence of the Company or the Corporation so as to order substantive consolidation of the assets and liabilities of the Company or the Corporation with those of SEI or Southern.


                                         XII.

               The Corporation:

               (a) shall maintain corporate records and books of account which at all times shall be separate from those of any other person or entity and shall be materially correct and complete;

               (b) shall conduct its own business solely in its own name or through its authorized agents, and not in the name of any of the other Southern Affiliated Entities, in a manner which is not likely to mislead others as to the identity of the legal entity with which such others are dealing, shall not permit any person or entity to conduct any business of such person or entity in the Corporation's name, and without limiting the generality of the foregoing: (i) shall ensure that all oral and written communications, including without limitation, letters, invoices, purchase orders, contracts, statements and applications, are and will be made solely in the name of the entity to which they relate or in the name of such entity's authorized agents, and (ii) shall not refer, and shall ensure that the other Southern Affiliated Entities do not refer, to the Corporation or the Company as a division or department of any other entity;

               (c) shall prepare financial statements separate from any other person or entity, which shall disclose its separate existence and the transactions contemplated by the Relevant Documents in accordance with generally accepted accounting principles, and shall disclose that the assets of the Corporation are not available to any creditor of any affiliate of the Corporation (other than as contemplated by the Relevant Documents);

               (d) except to the extent set forth in the Relevant Documents, shall pay its liabilities out of its own funds, and, except as set forth in the Relevant Documents, shall not permit any of the other Southern Affiliated Entities to pay such liabilities;

               (e) shall not hold out employees or officers of any of the other Southern Affiliated Entities as employees or officers of the Corporation, nor permit employees or officers of the Corporation to be held out as employees or officers of any of the other Southern Affiliated Entities; provided that said restrictions shall not preclude a particular employee or officer of any of the other Southern Affiliated Entities from also holding a position as an employee or officer of the Corporation, so long as the Corporation takes reasonably appropriate steps to assure that unaffiliated parties dealing with such employee or officer are able to distinguish the particular entity which such person is representing at any particular time;

               (f) shall not guarantee or become obligated for the debts of any of the other Southern Affiliated Entities or hold out its credit as being available to satisfy the obligations of any of the other Southern Affiliated Entities, other than
               (i) obligations to reimburse SEI for expenses paid by SEI on behalf of the Corporation in connection with the operation and maintenance of the Energy Complex in accordance with the Relevant Documents, (ii) obligations of the Company related to the First Mortgage Bonds, the Tax-Exempt Bonds or the Working Capital Facility, and (iii) obligations to indemnify SEI for certain claims and losses relating to SEI's operation and maintenance of the Energy Complex in accordance with the Relevant Documents;

               (g)  shall allocate fairly  and equitably  any overhead  for
               office  space   shared  with  any  of   the  other  Southern
               Affiliated Entities;

               (h) shall use stationery, invoices, checks and other business forms identifiably separate and distinct from those of any of the other Southern Affiliated Entities. Such items shall bear a mailing address and telephone number for the Corporation which is different from that used by any of the other Southern Affiliated Entities. The Corporation further shall maintain, as its principal address and telephone number for receipt of notices and other communications under the Relevant Documents, a mailing address and telephone number separate from those of any of the other Southern Affiliated Entities;

               (i) shall not pledge its funds or assets for the benefit of any of the other Southern Affiliated Entities, except as set forth in the Relevant Documents; and

               (j) at all times shall hold itself out to the public as an entity legally separate and distinct from any of the other Southern Affiliated Entities.


                                        XIII.

               The Corporation shall at all times maintain and observe all corporate formalities in the conduct of its affairs and with respect to the acquisition, ownership, encumbrance or transfer of any material assets or the incurrence of any material indebtedness. Such formalities shall include without limitation the holding of appropriate periodic meetings of its Board of Directors and shareholders in accordance with Alabama law, the recording of minutes of such meetings and any other proceedings of its shareholders and Board of Directors, the adoption by the Board of Directors (and, as appropriate, the shareholders) of resolutions to approve material actions of the Corporation and the execution and maintenance of appropriate documentation with respect to and in order to evidence the acquisition, ownership, encumbrance or transfer of any material assets or the incurrence of any material indebtedness.






              [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

               IN  WITNESS   WHEREOF,  the  undersigned  has   caused  this
          Amendment to and Restatement of the Articles of Incorporation to be executed as of this ___ day of January, 1996.



                                   MOBILE ENERGY SERVICES HOLDINGS, INC.



                                   By:
                                   Title:








































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